Exhibit 10.1

CONTRACT OF SERVICE

Further to your recent interview with us, we are pleased to offer you employment with Fitness Champs Holdings Limited, herein referred to as the “Company” on the terms and conditions stated below.

1)	POSITION AND RESPONSIBILITY

You will be appointed as Chief Executive Officer. You are responsible to the Directors and / or any officers nominated by them. The Employee shall undertake such other duties as the Company shall from time to time assign to him.

2)	DATE OF COMMENCEMENT

Your employment shall commence on 1 Dec 2024.

3)	REMUNERATION

Your basic salary will be S$35,000.00 per month. You will be responsible for the payment of all personal income taxes in Singapore. CPF contributions will be made in accordance with the CPF Act or any subsidiary legislation made there-under which is in force in Singapore at the time of payment.

4)	WORKING ARRANGEMENT

Working Days	: Monday to Friday
Working Hour	: 8.00am to 5.00pm
Break	: 1 hour

You may be required to work beyond official working hours and will not be paid overtime. The above working days and hours stipulated shall not be restrictive for proper performance of duties in terms of works completion timeline(s).

5)	ANNUAL LEAVE

You will be entitled to eighteen (18) working days of paid annual leave per annum after three (3) months of employment and additional one day of paid annual leave for every subsequent 12 months of continuous service, up to a maximum of twenty eight (28) working days. Pro-rated annual leave will be based on the number of completed months of service where applicable.

You may not carry more than five (5) days of paid annual leave into the following year without the prior consent of the management, and any accumulated annual leave entitlement exceeding five (5) days will be forfeited.

6)	MEDICAL & HOSPITALIZATION LEAVE

If you have been in service for at least three (3) months, you will be entitled to fourteen (14) days of sick leave per calendar year (extended to sixty (60) days if hospitalization is required). Sick leave is not cumulative and any unused sick leave shall lapse at the end of each calendar year.

The Company will reimburse you only for medical claims on medical consultant fees with the maximum claim amount not exceeding S$3,000, and this is applicable to medical treatment expenses under general practitioner outpatient medical services, traditional chinese medicine, dental and specialist. The Company will also reimburse you up to a maximum of S$3,000 per annum for the cost of a full body checkup and an exclusive ladies or men health screening package. Receipts will have to include the breakdown of the expenses and submit for reimbursement purpose. The Company reserves the right to reject any expenses that is unclear or not deemed to be medically needed, which includes but not limited to self-inflicted injuries or illness, cosmetic treatment, pregnancy and childbirth, skin care or oral care products.

7)	COMPASSIONATE LEAVE

After confirmation of your employment, you may apply up to three (3) consecutive working days of compassionate leave in each instance (subject to a cap of seven (7) days in a year) for the passing of your immediate family. Immediate family is defined as your parents, spouse, children, siblings, parents-in-law, grandparents and grandparents-in-law only.

8)	MARRIAGE LEAVE

After confirmation of your employment, you shall be eligible for three (3) consecutive days of marriage leave on first legal marriage.

9)	NON-CONTRACTUAL BONUS

Non-contractual discretionary bonus may be given based on the Company’s performance and your individual work performance.

You must be a confirmed employee at the end of the financial year to be eligible for bonus consideration. These payments are pro-rated according to the number of days worked in the period specified, after deducting no-pay leave (if any).

Payment of bonus will not be made if you tender resignation or receive notice of termination before or on the payment date.

10)	TERMINATION

The Company reserves the right to terminate your employment without prior notice and without compensation in the event of misconduct, disciplinary reasons, neglect of duties, action that is inconsistent with the fulfillment of the expressed or implied conditions of your appointment, or any breach of the terms and conditions of this agreement.

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The Company reserves the right to make necessary changes or terminate this contract of service at reasonable notice due to unforeseen circumstances beyond the Company’s control.

Either party may terminate this agreement without cause by serving the other party a written notice of six (6) months or pay salary in lieu of such notice.

11)	GENERAL TERMS & CONDITIONS OF SERVICE

During your employment with the Company, you are deemed to accept the following arrangements as and when required: To transfer you at any time from one assignment to another; To transfer you to any other division/ department; or to transfer to a parent or subsidiary of the Company.

You will not, at any time during the duration of the employment, directly or indirectly without the prior written consent of the Company, engage or interest yourself, whether for reward or gratuitously, in any work or business other than in respect of your duties to the Company.

You will devote the whole of your time, knowledge, skill and attention to the performance of your duties with the Company where you will from time to time be employed on such days including, if the exigencies of the Company’s business so require.

You will at all times abide by the rules and regulations of the Company and will in no circumstance cause any action that is detrimental to the well-being of the Company.

12)	CONFIDENTIALITY AND SECRECY

You will not disclose or divulge at any time during your service with the Company or thereafter, any trade secrets, confidential operation process, dealings or information in relating to the business of the Company or confidential information of clients of the Company which may come within your knowledge or possession in the course of your employment with the Company and which should not be disclosed, divulged or made public save in the course of the performance of your duties.

13)	OWNERSHIP OF MATERIAL

All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by the employee during his employment in relation to the business, finances or affairs of the Company or any other member of the Group and all other property belonging to the Company or any other member of the Group, including but not limited to documents and other records (Whether on paper, disc, tape or any electro-magnetic medium or in any other form) ( all of the foregoing collectively referred to as “Company Property”) shall remain the property of the Company or such other or any other member of the Group and shall be delivered by him to the Company ( or to such other or any other member of the Group as·the case may require) from time to time on demand and in any event forthwith upon his leaving the service of the Company or any other or any other member of the Group.

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14)	THE OFFER OF THIS APPOINTMENT IS SUBJECTED TO:

Security clearance, if deemed necessary by the Company, and submission of educational and academic certificates, coaching certifications, or any such documentation to authenticate your credentials for the position, as deemed necessary by the Company.

15)	GOVERNING LAW

This agreement shall be governed by the laws of Singapore and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of Singapore.

If you accept this offer, please sign and return the duplicate copy of this agreement in confirmation of your understanding and acceptance of the foregoing terms and conditions.

On behalf of the management, we welcome you on-board to Fitness Champs Holdings Limited and we look forward to a fruitful and rewarding partnership.

Yours Sincerely,

Fitness Champs Holdings Limited

Name: KOH YONG MONG
Title: CHIEF OPERATING OFFICER

I, JOYCE LEE JUE HUI have read and understood, will abide and agree to accept the terms and conditions of service offered by the Company.

Employee: JOYCE LEE JUE HUI

I hereby also declare that I am not holding any directorship, office, shares or interest in any Company or engaged in any capacity that is similar, in conflict or in competition with any activity directly or indirectly carried out by Fitness Champs Holdings Limited.

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